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                                                                     EXHIBIT 3.1

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          CONWAY-STUART MEDICAL, INC.

     Conway-Stuart Medical, Inc. a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     A. The name of the corporation is Conway-Stuart Medical, Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of the State of Delaware on May 1, 1997.

     B. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

     C. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

     ONE    The name of this corporation is Conway-Stuart Medical, Inc.

     TWO    The address of the corporation's registered office in the State of
Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is the Corporation Trust Company.

     THREE The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOUR    This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 47,800,000 shares. 30,000,000 shares shall be Common Stock with a par value of $0.001 per share. 17,800,000 shares shall be Preferred Stock, 2,100,000 of which are designated Series A Preferred Stock with a par value of $0.001 per share, 5,200,000 of which are designated Series B Preferred Stock with a par value of $0.001 per share and 10,500,000 of which are designated Series C Preferred Stock with a par value of $0.001 per share.

     The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and Preferred Stock are as follows:

     1.  Dividends. When and as declared by the corporation's board of
         ---------
directors, the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be entitled to receive, out of any funds legally available therefor, dividends prior and in preference to any declaration of payment of any dividend on the Common Stock at the rate of $0.07 per share, $0.08
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per share and $0.105 per share, respectively, per annum (each as appropriately adjusted for any subsequent stock splits, stock dividends, reclassifications and the like), or if greater, an amount equal to any dividend payment on the Common Stock of the Company. Thereafter, the holders of Preferred Stock and Common Stock shall be entitled, when and if declared by the Board of Directors, to dividends out of the corporation's assets legally available therefor; provided, however, that the dividend on any series of any Preferred Stock shall be payable at the same rate per share as would be payable on the shares of Common Stock or other securities into which such series of Preferred Stock is convertible immediately prior to the record date for such dividend. The right of the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock to receive dividends shall not be cumulative, and no right shall accrue to holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock by reason of the fact that dividends on such shares are not declared or paid in any prior year.

     2.  Liquidation.

         (a)  Preferred Stock Preference.
              --------------------------

              (i) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Series A Preferred Stock, Series B Preferred Stock and Common Stock, by reason of their ownership thereof, the amount of $1.50 per share for each share of Series C Preferred Stock then held by them (as appropriately adjusted for any subsequent stock splits, stock dividends, reclassifications and the like), and, in addition, an amount equal to all declared but unpaid dividends on the Series C Preferred Stock. If the assets and funds thus distributed among the holders of the Series C Preferred Stock are insufficient to permit the payment to such holders of their full preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed among the holders of Series C Preferred Stock in proportion to the respective amounts which would be payable on the shares held by them if the aforesaid preferential amounts were paid in full.

              (ii) After payment or setting apart of payment has been made to the holders of Series C Preferred Stock as set forth above in Section 2(a)(i), each share of Series A Preferred Stock and Series B Preferred Stock shall receive, , prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Common Stock by reason of their ownership thereof, the amount of $1.00 per share and $1.13 per share, respectively, then held by them (each as appropriately adjusted for any subsequent stock splits, stock dividends, reclassifications and the like), and, in addition, an amount equal to all declared but unpaid dividends on the Series A Preferred Stock and Series B Preferred Stock. If the assets and funds thus distributed among the holders of the Series A Preferred Stock andSeries B Preferred Stock are insufficient to permit the payment to such holders of their full preferential amount, then the entire assets and funds of the corporation legally available for distribution shall be distributed among the holders of Series A Prefcrred Stock and Series B Preferred Stock in proportion to the respective

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amounts which would be payable on the shares held by them if the aforesaid preferential amounts were paid in full.

              (iii) After payment or setting apart of payment has been made to the holders of Series A Preferred Stock, and Series B Preferred Stock and Series C Preferred Stock as set forth above in Section 2(a)(i)-(ii), each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Common Stock shall receive pro rata payment on an as-if-converted to Common Stock basis until the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock have received an aggregate of $3.00, $3.39 and $4.50 per share, respectively (each as appropriately adjusted for any subsequent stock splits, stock dividends, reclassifications and the like), after which all remaining assets or surplus funds of the corporation shall be distributed to the holders of Common Stock.

         (b)  Reorganization or Merger. A reorganization or merger of the
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corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the corporation, in which transaction the corporation's stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation or its parent, shall be deemed to be a liquidation within the meaning of this Section 2.

         (c) If the consideration received by this corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

              (i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

                   (A) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

                   (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing, and

                   (C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors and the holders of at least two-thirds of the voting power of all then outstanding shares of Preferred Stock.

              (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors and the holders of at least two-thirds of the voting power of all then outstanding shares of such Preferred Stock.

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         (d)  Consent for Certain Repurchases. Each holder of Preferred Stock shall be deemed to have consented, for purposes of Section 502, 503 and 506 of the California Corporations Code, and for purposes of Section 151 and 160 of the Delaware General Corporations Law, to distributions made by the corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for such right of repurchase between the corporation and such persons.

     3.  Conversion.  The holders of Series A Preferred Stock, Series B
         ----------
Preferred Stock and Series C Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):


         (a)  Right to Convert. Each share of Series A Preferred Stock, Series B
              ----------------
Preferred Stock and Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Issuance Price (as defined below) plus any declared and unpaid dividends by the Conversion Price (as defined below) in effect at the time of conversion. The Issuance Price for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be $1.00 per share, $1.13 per share and $1.50 per share, respectively. The Conversion Price for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall initially be $1.00 per share, $1.13 per share and $1.50 per share, respectively, subject to adjustment as provided below. The number of shares of Common Stock into which a share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate" of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

         (b)  Automatic Conversion. Each share of Series A Preferred, Series B
              --------------------
Preferred Stock and Series C Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act") covering the offer and sale of Common Stock for the account of the corporation to the public at a price per share (prior to underwriting commissions and offering expenses) of not less than $5.00 per share (as appropriately adjusted for any subsequent stock splits, stock dividends, reclassifications and the like) and an aggregate offering price of not less than $15,000,000, (ii) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Act covering the offer and sale of Common Stock for the account of the corporation to the public at a price per share (prior to underwriting commissions and offering expenses) of less than $5.00 but not less than $4.00 (as appropriately adjusted for any subsequent stock splits, stock dividends, reclassifications and the like) and an aggregate offering price of not less than $15,000,000, provided that the corporation has received the written consent of the holders of a majority of the outstanding shares of Preferred Stock, voting as a single class, or (iii) upon the corporation's receipt of the written consent of the holders of a majority of the outstanding shares of the Series B Preferred Stock and Series C Preferred Stock, voting separately.

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         (c)  Mechanics of Conversion. Before any holder of Preferred Stock
              -----------------------
shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to
Section 3(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent, and provided further that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the corporation or its transfer agent as provided above, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. The corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion, on the date of closing of the offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

         (d)  Fractional Shares. In lieu of any fractional shares to which the
              -----------------
holder of a series of Preferred Stock would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of such series of Preferred Stock as determined by the board of directors of the corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of a series of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

         (e)  Adjustment of Conversion Price. The Conversion Price of Series A
              ------------------------------
Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be subject to adjustment from time to time as follows:

              (i) If the corporation shall issue (or, pursuant to Subsection 3(e)(i)(2)(c) hereof, shall be deemed to have issued) any Common Stock other than "Excluded Stock" (as defined below) for a consideration per share less than the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock in effect immediately prior to the issuance of such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations which are covered by Subsections 3(e)(iii), (iv),
(v) and (vi)), the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock in effect

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immediately after each such issuance shall forthwith (except as provided in this
Section 3(e)) be adjusted to a price equal to the quotient obtained by dividing:

                   (1)  an amount equal to the sum of

                        (x) the total number of shares of Common Stock outstanding (including any shares of Common Stock issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, or deemed to have been issued pursuant to subdivision (2)(c) of this clause (i) and to clause (ii) below) immediately prior to such issuance multiplied by the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock in effect immediately prior to such issuance, plus

                        (y) the consideration received by the corporation upon such issuance, by

                   (2) the total number of shares of Common Stock outstanding immediately prior to such issuance of Common Stock (including any shares of Common Stock issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock or deemed to have been issued pursuant to subdivision (2)(c) of this clause (i) and to clause (ii) below) plus the number of shares of Common Stock actually issued in the transaction which resulted in the adjustment pursuant to this Subsection 3(e)(i).

     For the purposes of any adjustment of the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock pursuant to this clause (i), the following provisions shall be applicable:

                        a) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commissions paid or incurred by the corporation in connection with the issuance and sale thereof.

                        b) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as reasonably determined by the board of directors of the corporation, in accordance with generally accepted accounting treatment.

                        c) In the case of the issuance of (i) options to purchase or rights to subscribe for Common Stock (other than Excluded Stock),
(ii) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                           (A) the aggregate maximum number of shares of Common
Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (a) and

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(b) above), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                           (B) the aggregate maximum number of shares of Common
Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional minimum consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (a) and (b) above);

                           (C) on any change in the number of shares of Common
Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                           (D) on the expiration of any such options or rights,
the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights relate to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

              (ii)  "Excluded Stock" shall mean:

                    (1) all shares of Common Stock, warrants to purchase Common Stock or Preferred Stock or other securities issued and outstanding on the date this certificate is filed with the Delaware Secretary of State;

                    (2) all shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock;

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                    (3) up to 2,702,000 shares of Common Stock or other
securities, or options or warrants to purchase Common Stock or other securities issuable to officers, directors, consultants, or employees of the corporation pursuant to any plan, arrangement, agreement, contract or plan, including any incentive stock plan, approved by the board of directors of the corporation, upon approval of the board of directors of the corporation;

                    (4) all securities issuable in a merger or acquisition that is approved by the holders of at least two-thirds of the outstanding shares of Preferred Stock; and

                    (5) all securities issued or issuable to suppliers, lessors, lenders or technology providers of the corporation pursuant to any plan or arrangement approved by the Board of Directors of the corporation.

     All outstanding shares of Excluded Stock (including shares issuable upon conversion of the shares of Preferred Stock) shall be deemed to be outstanding for all purposes of the computations of subsection 3(e)(i) above.

              (iii) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock be increased in proportion to such increase of outstanding shares.

              (iv) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

              (v) In case the corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock is then convertible.

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              (vi) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another person (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock), the shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition such holder had converted its shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock into Common Stock. The provisions of this clause (vi) shall similarly apply to successive reorganizations, reclassification, consolidations, mergers, sales or other dispositions.

              (vii) All calculations under this section 3 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

     (f)  Minimal Adjustments. No adjustment in the Conversion Price for any
          -------------------
series of Preferred Stock need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

     (g)  No Impairment.  The corporation will not through any reorganization,
          -------------
recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. This provision shall not restrict the corporation's right to amend its Certificate of Incorporation with the requisite stockholder consent.

     (h)  Certificate as to Adjustments. Upon the occurrence of each adjustment
          -----------------------------
or readjustment of the Conversion Rate for a series of Preferred Stock pursuant to this Section 3, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each adjusted holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Preferred Stock.

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        (i)  Notices of Record Date. In the event of any taking by the
             ----------------------
corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution (other than a cash dividend), any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

        (j)  Reservation of Stock Issuable Upon Conversion. The corporation
             ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

        (k)  Notices. Any notice required by the provisions of this Section 3 to
             -------
be given to any holder of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the corporation's books.

        (l)  Reissuance of Converted Shares. No shares of Preferred Stock which
             ------------------------------
have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the corporation.

     4. Voting Rights.
        -------------

        (a)  General Voting Rights. Except as otherwise provided in this Section
             ---------------------
4, the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted on the record date for the vote or consent of stockholders and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders, except those matters required by law to be submitted to a class vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

        (b)  Board of Directors. Notwithstanding the foregoing, the holders of
             ------------------
Series A Preferred Stock and the holders of Common Stock, voting together as a single class, shall have the right to elect one (1) member of the corporation's Board of Directors, the holders of Series B Preferred Stock, voting as a separate class, shall have the right to elect two (2) members of the corporation's Board of Directors and the holders of Series C Preferred Stock, voting as a separate class, shall have the right to elect one (1) member of the corporation's Board of Directors. The holders of a majority of Preferred Stock and Common Stock, voting together as a single class, shall have the right to elect directors to fill any remaining seats. Notwithstanding any Bylaw provisions to the contrary, the stockholders entitled to elect a particular director shall be entitled to remove such director or to fill a vacancy in the seat formerly held by such director, all in accordance with the applicable provisions under Delaware law.

     5.  Residual Rights.  All rights accruing to the outstanding shares of
         ---------------
capital stock not expressly provided for to the contrary herein shall be vested in the Common Stock.

     6.  Protective Provisions. So long as any Series C Preferred Stock shall be
         ---------------------
outstanding, the corporation shall not, without first obtaining the approval of the holders of a majority of the outstanding Series C Preferred Stock, make any change to the liquidation preference of the Series C Preferred Stock, as provided in Article IV(2)(a) of this Certificate. So long as any Preferred Stock shall be outstanding, the corporation shall not without first obtaining the approval of the holders of at least two-thirds of the outstanding Preferred Stock voting together as a single class:

        (a)  Change Rights. Materially and adversely alter or change the rights,
             -------------
preferences or privileges of the Preferred Stock;

        (b)  Change Number.  Change the aggregate number of authorized shares of
             -------------
Preferred Stock or Common Stock;

        (c)  Create New Shares. Create a new class or series of shares having
             -----------------
rights, preferences or privileges superior to or on a parity with any outstanding series of Preferred Stock;

        (d)  Merger; Asset Sale. Effect a liquidation and/or a merger with
             ------------------
another entity, or sale of all or substantially all of the assets of the corporation;

        (e)  Board of Directors.  Change the authorized number of directors; or
             ------------------

        (f)  Redemption. Repurchase any of the corporation's common stock,
             ----------
except from employees or consultants to the corporation or pursuant to the corporation's right of first refusal.

     FIVE   The corporation is to have perpetual existence.

     SIX    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

     SEVEN The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

     EIGHT To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     NINE   Subject to Section 6 of Article Four above, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by its President, and attested by its Secretary, this 23rd day of August, 1999.

                                    CONWAY-STUART MEDICAL, INC.


                                    /s/ Stuart Edwards
                                    ------------------------------------
                                    Stuart Edwards, President

ATTEST:


/s/ David J. Saul
----------------------------------
David J. Saul, Assistant Secretary

                            CERTIFICATE OF AMENDMENT

              OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF
                              CURON MEDICAL, INC.

     John W. Morgan and David J. Saul certify that:


     1. They are the President and Assistant Secretary, respectively, of Curon Medical, Inc., a Delaware corporation.

     2. The first paragraph of Article 4 of the Amended and Restated Certificate of Incorporation of the corporation shall be amended in its entirety to read as follows:

     "FOUR This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is 48,300,000 shares. 30,000,000 shares shall be Common Stock with a par value of $0.001 per share. 18,300,000 shares shall be Preferred Stock, 2,100,000 of which are designated Series A Preferred Stock with a par value of $0.001 per share, 5,200,000 of which are designated Series B Preferred Stock with a par value of $0.001 per share, and 11,000,000 of which are designated Series C Preferred Stock with a par value of $0.001 per share."

     3. The foregoing Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors and by the required vote of stockholders in accordance with Section 242 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by its President, and attested by its Secretary, this 19th day of May, 2000.

                                          CURON MEDICAL, INC.


                                           /s/ John W. Morgan
                                           _____________________________
                                               John W. Morgan, President


     ATTEST:


     /s/ David J. Saul
     ______________________________________
         David J. Saul, Assistant Secretary